Exhibit 5.1

DuMoulin Black LLP 15th Floor, 1111 West Hastings Vancouver, BC, V6E 2J3 Canada www.dumoulinblack.com

Telephone No. (604) 687-1224

File No. 5777-001

August 29, 2025

VIA ELECTRONIC MAIL

VERSES AI Inc.

205 - 810 Quayside Drive

New Westminster, British Columbia

Canada V3M 6B9

Dear Sirs/Mesdames:

Re:	Registration Statement on Form S-8 for VERSES AI Inc. (the “Company”)

You have requested our opinion with respect to certain matters in connection with the filing by the “Company”, of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with the U.S. Securities and Exchange Commission (the “Commission”), covering an additional 1,326,741 of the Company’s Subordinate Class A Voting shares (the “Class A Shares”), which may be issued pursuant to the Company’s Omnibus Equity Incentive Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

For the purposes of our opinion below, we have relied solely on the Registration Statement, the Company’s Articles as in effect on the date hereof, the resolutions adopted by the board of directors of the Company with respect to the authorization and adoption of the Plan, which resolutions we have assumed will be in full force and effect, unamended, at all relevant times and with respect to certain factual matters, we relied solely and without further investigation on a certificate of an officer of the Company dated the date hereof.

Whenever our opinion refers to Class A Shares, whether issued or to be issued, as being “fully paid and non-assessable”, such opinion indicates that the holder of such Class A Shares will not be liable to contribute any further amounts to the Company by virtue of its status as a holder of such shares, either in order to complete payment for the Class A Shares or to generally satisfy claims of creditors of the Company. No opinion is expressed as to actual receipt by the Company of the consideration for the issuance of such Class A Shares or as to the adequacy of any consideration received.

In connection with this opinion, we have examined such documents or photostatic copies of such documents, caused to be made such searches and investigations and considered such questions of law as we have considered relevant or necessary for the purpose of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity at all relevant times of any individual signing such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies or facsimiles (including scanned copies provided by email), and the authenticity of the originals of such certified or photostatic copies or facsimiles and the truth and accuracy of all corporate records of the Company and certificates of officers provided to us by the Company.

We are solicitors qualified to practice law in the Province of British Columbia only and we express no opinion as to the laws of any jurisdiction, or as to any matters governed by the laws of any jurisdiction, other than the laws of the Province of British Columbia and the laws of Canada applicable therein. The opinion herein is based on the laws of the Province of British Columbia and the laws of Canada applicable therein in effect on the date hereof.

Based on and subject to the foregoing, we are of the opinion that all Class A Shares issuable pursuant to the provisions of the Plan will, upon exercise or redemption (as the case may be) of incentive awards in accordance with the provisions of the Plan and any applicable agreements, receipt by the Company of the requisite consideration therefor and the passing of all necessary corporate resolutions, be validly issued as fully paid and non-assessable Class A Shares in the capital of the Company.

The above opinion is rendered solely to you in connection with the filing of the Registration Statement and may not be used, circulated, quoted from or otherwise referred to for any other purpose and may not be relied upon by any other person without our prior written consent.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours truly,

/s/ DuMoulin Black LLP